BDO                   BDO Seidman, LLP             1200 Smith Street, Suite 3060
                      Accountants and Consultants  Houston, Texas 77002-4501
                                                   Telephone: (713) 659-6551
                                                   Fax: (713) 659-3238

September 25, 1997

Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549

Gentlemen:

This letter is written in response to the requirement of Rule 12b-25(c) under the Securities and Exchange Act of 1934 and in satisfaction of item (c) of Part II of Form 12b-25.

We are the independent auditors of Worldwide Petromoly, Inc. (formerly Ogden, McDonald & Company - the "Registrant"). The Registrant has stated in Part III of its filing on Form 12b-25 that it is unable to timely file, without unreasonable effort or expense, its Annual Report on Form 10-KSB for the year ended June 30, 1997, because our Firm has not yet completed our audit of the financial statements of the Registrant for the year ended June 30, 1997, and is therefore unable to furnish the required opinion on such financial statements.

We hereby advise you that we have read the statements  made by the Registrant in
Part III of its filing on Form 12b-25 and agree with the statements made therein. We are unable to complete our audit of the Registrant's financial statements and furnish the required opinion for a timely filing because the above referenced Form 10-KSB will include the balance sheet as of June 30, 1997 and the statements of operations, stockholders' equity and cash flows of the Registrant for the years ended June 30 1997 and 1996, of which the 1996 fiscal year will be on a proforma basis to include the results of operations of Worldwide Petromoly Corporation which have been recasted on a June 30, 1996 fiscal year basis. Prior to the July 22, 1996, reverse merger between Ogden, McDonald & Company and Worldwide Petromoly Corporation, the latter company was privately-held with a December 31, fiscal year end. As a result, we have not yet had sufficient time to complete the auditing procedures which we consider necessary in the circumstances.


Very truly yours,


/s/ BDO Seidman, LLP